UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2018

Ditech Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Maryland	001- 13417	13-3950486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Virginia Drive, Suite 100

Fort Washington, PA 19034

(Address of principal executive offices, including zip code)

(844) 714-8603

(Registrant’s telephone number, including area code)

Walter Investment Management Corp.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note:

As previously disclosed, on November 30, 2017, Walter Investment Management Corp. filed a voluntary petition (the “Bankruptcy Petition,” and the case commenced thereby, the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”) to pursue its previously announced Prepackaged Chapter 11 Plan of Reorganization, dated November 6, 2017. On January 17, 2018, the Court approved the Amended Prepackaged Chapter 11 Plan of Walter Investment Management Corp. and the Affiliate Co-Plan Proponents (as confirmed, the “Prepackaged Plan”), and on January 18, 2018, entered an order confirming such approval (the “Confirmation Order”). The Prepackaged Plan and the Confirmation Order were previously filed by the Company (as defined below) as Exhibit 2.1 to its Current Report on Form 8-K, filed on January 19, 2018, and are incorporated herein by reference.

On February 9, 2018 (the “Effective Date”), the Prepackaged Plan became effective pursuant to its terms and the Company emerged from the Chapter 11 Case.

As further disclosed in Item 5.03 below the name of Walter Investment Management Corp. has, on the Effective Date, been changed to Ditech Holding Corporation (the “Company”).

Item 1.01.	Entry into a Material Definitive Agreement

Second Amended and Restated Credit Facility Agreement

On February 9, 2018, pursuant to the terms of the Prepackaged Plan, the Company entered into a Second Amended and Restated Credit Agreement among the Company, Credit Suisse AG, Cayman Island Branch, as administrative agent and collateral agent, the lenders from time to time party thereto and the other parties party thereto (the “Credit Agreement”).

The Credit Agreement provides for secured term loans maturing on June 30, 2022 in an amount of approximately $1,156,500,000 (the “Term Loans”). The Term Loans bear interest at a rate per annum equal to, at the option of the Company, (1) LIBOR plus 6.00% (with a LIBOR “floor” of 1.00%) or (2) an Alternate Base Rate plus 5.00% (which interest will be payable (a) with respect to any Alternate Base Rate Loan, the last business day of each March, June, September and December, and (b) with respect to any LIBOR Loan, the last day of the interest period applicable to the Borrowing of which such Loan is a part).

The Term Loans are guaranteed by substantially all of the Company’s wholly-owned domestic subsidiaries and secured by a first priority pledge on substantially all of the assets of the Company and the subsidiary guarantors, in each case subject to certain exceptions.

The Term Loan amortizes on February 9, 2018 in the amount of $37,500,000 and thereafter in quarterly installments, in the amounts listed below:

Repayment Date	Principal Amount
March 2018	$7,500,000
June 2018	$7,500,000
September 2018	$7,500,000
December 2018	$7,500,000
March 2019	$10,000,000
June 2019	$26,700,000
September 2019	$36,700,000
December 2019	$36,700,000
each March, June, September and December thereafter	$15,000,000

Mandatory repayment obligations under the Credit Agreement include, subject to exceptions, (i) 100% of the net sale proceeds from the sale or other disposition of certain non-core assets of the Company and of certain of the Company’s subsidiaries, (ii) 80% of the net sale proceeds of certain non-ordinary course asset sales and dispositions of certain bulk mortgage servicing rights (“MSR”), (iii) 100% of the net cash proceeds from the issuance of certain indebtedness and (iv) beginning with the fiscal year ending December 31, 2018, 50% of the Company’s excess cash flow. The Credit Agreement also requires that upon receipt by the Company or certain of its subsidiaries of the gross proceeds of any disposition of certain bulk MSR and related servicing advances by the Company or such subsidiaries prior to February 15, 2018, the Company shall make a prepayment of the Term Loans in an amount equal to 80% of such gross proceeds.

The Credit Agreement allows the Company to prepay, in whole or in part, the Company’s borrowings outstanding thereunder, together with any accrued and unpaid interest, with prior notice but without premium or penalty other than breakage or redeployment costs.

The Credit Agreement contains affirmative and negative covenants and representations and warranties customary for financings of this type, including restrictions on liens, dispositions of assets, fundamental changes, dividends, the ability to incur additional indebtedness, investments, transactions with affiliates, modifications of certain agreements, certain restrictions on subsidiaries, issuance of certain equity interests, changes in lines of business, creation of additional subsidiaries and prepayments of other indebtedness, in each case subject to customary exceptions. The Credit Agreement also contains financial covenants requiring compliance with certain asset coverage ratios, an interest expense coverage ratio and a first lien net leverage ratio. The Credit Agreement permits the incurrence of an additional incremental letter of credit facility in an aggregate principal amount at any time outstanding not to exceed $30 million.

In addition, the Credit Agreement contains events of default customary for financings of this type, including events of default related to the failure to make payments, incorrect representations, breaches of covenants, defaults under certain other material indebtedness, bankruptcy events, certain ERISA events, actual or purported invalidity of the security agreements or guaranties, material judgments and change of control. Upon the occurrence of an event of default, the administrative agent and the lenders have the right to terminate all commitments and accelerate all loans under the Credit Agreement, enforce their rights with respect to the collateral and take certain other actions.

The Credit Agreement amends and restates the Company’s pre-Effective Date Amended and Restated Credit Agreement, dated as of December 19, 2013, by and among the Company, as borrower, and Credit Suisse AG, as administrative agent, and the lenders party thereto (the “Existing Credit Agreement”).

The foregoing description of the Credit Agreement, including the exhibits incorporated therein, does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is included as Exhibit 10.1 hereto and incorporated by reference herein.

New Second Lien Notes

On the Effective Date, pursuant to the terms of the Prepackaged Plan, the Company entered into an indenture (the “Indenture”) by and among the Company, the wholly-owned subsidiaries named as guarantors therein (the “Guarantors”), and Wilmington Savings Fund Society, FSB, as trustee and collateral agent (the “Trustee”), and issued $250 million aggregate principal amount of the Company’s new 9.00% Second Lien Senior Subordinated PIK Toggle Notes due 2024 (the “New Second Lien Notes”).

The New Second Lien Notes will mature on December 31, 2024. Interest on the New Second Lien Notes will accrue at a rate of 9.00% per annum payable semi-annually in arrears on June 15 and December 15 of each year. The New Second Lien Notes require payment of interest in cash, except that interest on up to $50 million principal amount (plus previously accrued PIK Interest payable), at the election of the Company, may be paid by increasing the principal amount of the outstanding notes or by issuing additional notes (“PIK Interest”). The terms of the Credit Agreement require that the Company exercise such election. The New Second Lien Notes are secured on a second-priority basis by substantially all of the assets of the Company and its Guarantors.

The Company may redeem all or a portion of the New Second Lien Notes at any time prior to December 15, 2020 by paying a specified “make-whole” premium as set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. The Company may redeem all or a portion of the New Second Lien Notes at any time on or after December 15, 2020 at the applicable redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, on or before December 15, 2020, the Company may redeem up to 35% of the aggregate principal amount of the New Second Lien Notes with the net proceeds of certain equity offerings at the redemption price of 109.000% of the principal amount of New Second Lien Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date. If the Company experiences specific kinds of changes of control, the Company must offer to repurchase the New Second Lien Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. In addition, if the New Second Lien Notes would otherwise constitute “applicable high-yield discount obligations,” at the end of each accrual period ending on or after the fifth anniversary of the issue date, the Company will be required to redeem a portion of the New Second Lien Notes. The Indenture limits the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to, among other things, (i) pay dividends and make distributions or repurchase stock; (ii) make certain investments; (iii) incur additional debt; (iv) sell assets; (v) enter into certain transactions with affiliates; (vi) create or incur liens; (vii) materially change its lines of business; and (viii) merge or consolidate or transfer or sell all or substantially all of its assets.

The Indenture contains certain customary events of default, including, among other things: (1) default in the payment of interest when it becomes due and payable if such default continues for a period of 30 days; (2) default in the payment of principal at maturity; (3) default in the observance or performance of any other covenant in the Indenture, which default continues uncured for a period of 60 days after (i) the Company’s receipt of written notice from the Trustee or (ii) the receipt by the Company and the Trustee of written notice from the holders of at least 25% of the then outstanding principal amount of the New Second Lien Notes as provided in the Indenture; (4) certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of the Company; and (5) the failure of guarantees of notes of indebtedness to be enforceable or of security for the notes to constitute perfected liens, subject to exceptions.

Until terminated under the circumstances described below, the New Second Lien Notes and the guarantees by the Guarantors will be secured by the Collateral (as defined in the Indenture) pursuant to the terms of the Indenture and the related security documents. The liens on and security interests in the Collateral will terminate (i) as to any Collateral of the Company or the Guarantors that is sold, transferred or otherwise disposed of by the Company or the Guarantors in a transaction or other circumstance that complies with the terms of the Indenture, at the time of such sale, transfer or other disposition; (ii) with respect to the assets of the Guarantors, at the time that the Guarantors are released from their guarantees in accordance with the terms of the Indenture; (iii) as required under any Intercreditor Agreement (as defined in the Indenture); (iv) in whole or in part, with the consent of the holders of the New Second Lien Notes of the requisite aggregate principal amount of New Second Lien Notes in accordance with the Indenture; or (v) upon payment in full of all of the New Second Lien Notes outstanding under the Indenture or upon satisfaction and discharge or a legal defeasance or covenant defeasance in accordance with the Indenture.

The foregoing description of the Indenture and the New Second Lien Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, which is included as Exhibit 4.1 hereto, and incorporated by reference herein, and which includes the form of New Second Lien Notes.

Mandatorily Convertible Preferred Stock

The information set forth under Item 3.02 and Item 5.03 below is incorporated by reference herein.

Warrant Agreements

On the Effective Date, pursuant to the terms of the Prepackaged Plan, the Company entered into the (i) Series A Warrant Agreement (“Series A Warrant Agreement”) and (ii) Series B Warrant Agreement (“Series B Warrant Agreement” and together with the Series A Warrant Agreement, the “Warrant Agreements”), in each instance with Computershare Inc. and Computershare Trust Company, N.A., together as the warrant agent. Pursuant to the terms of the Plan, on the Effective Date, the Company issued 7,245,000 Series A Warrants (the “Series A Warrants”), exercisable on a cash or cashless basis at an exercise price of $20.63 per share, and 5,748,750 Series B Warrants (the “Series B Warrants” and together with the Series A Warrants, the “Warrants,” and holders thereof “Warrantholders”), exercisable on a cash or cashless basis at an exercise price of $28.25 per share, which in the aggregate, are exercisable to purchase up to approximately 12,993,750 shares of common stock, par value $0.01 per share, of the reorganized Company (the “Common Stock”). All unexercised Warrants shall expire, and the rights of the Warrantholders to purchase share of Common Stock shall terminate on, February 9, 2028 at 5:00 p.m., New York City time, which is the 10th anniversary of the Effective Date.

Pursuant to the Warrant Agreements, prior to the exercise or conversion of any Warrants into Common Stock, the Warrants do not entitle the registered holder to any rights as a stockholder of the Company, including, without limitation, any rights to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, until and only to the extent such Warrantholder becomes a holder of record of Common Stock issued upon settlement of Warrants.

The number of shares of Common Stock for which a Warrant is exercisable, and the exercise price per share of such Warrant are subject to adjustment from time to time pursuant the Warrant Agreements upon the occurrence of certain events, including the issuance of a stock dividend to all holders of Common Stock, a stock split, a combination or other reclassification of the Common Stock.

Upon the occurrence of a reclassification or reorganization of the outstanding Common Stock, or in the case of any merger, consolidation, or business combination with another corporation, each Warrantholder will have the right to receive, upon exercise of a Warrant, an amount of securities or other property (including cash) received in connection with such event with respect to or in exchange for the number of shares of Common Stock for which such Warrant is exercisable immediately prior to such event.

The Warrants permit a Warrantholder to elect to exercise the Warrant such that no payment of cash will be required in connection with such exercise. If a cashless exercise is elected, the Company will reduce the number of shares of Common Stock issuable pursuant to the exercise of the Warrants, without any cash payment therefor.

The foregoing description of the Warrant Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Agreements, which are included as Exhibits 10.2 and 10.3 hereto and incorporated by reference herein.

Registration Rights Agreement

On the Effective Date and pursuant to the Prepackaged Plan, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain parties (together with any person or entity that becomes a party to the Registration Rights Agreement, the “Holders”) that received shares of the Company’s Common Stock, Warrants and Mandatorily Convertible Preferred Stock, par value $0.01 per share (the “Mandatorily Convertible Preferred Stock”) on the Effective Date as provided in the Prepackaged Plan. The Registration Rights Agreement provides Holders with registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).

Pursuant to the Registration Rights Agreement, the Company agreed to file, within 60 days of the receipt of a request by Holders of at least 40% of the Registrable Securities, an Initial Shelf Registration Statement (as defined in the Registration Rights Agreement) covering resales of the Registrable Securities held by the Holders. Subject to limited exceptions, the Company is required to maintain the effectiveness of any such registration statement until the earlier of (i) three years following the Effective Date and (ii) the date that all Registrable Securities covered by the Shelf Registration Statement are no longer Registrable Securities.

In addition, Holders beneficially holding 10% or more of the Common Stock have the right to demand that the Company effect the registration of any or all of the Registrable Securities (a “Demand Registration”) and/or effectuate the distribution of any or all of their Registrable Securities by means of an underwritten shelf takedown offering. The Company is not obligated to effect more than three Demand Registrations, and it need not comply with such a request if (i) the aggregate gross proceeds from such a sale will not exceed $25 million, unless the Demand Registration includes all of the then-outstanding Registrable Securities or (ii) a Registration Statement shall have previously been declared effective by the SEC within 90 days preceding the date of such request.

Holders also have customary piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and the Company’s right to delay or withdraw a registration statement under certain circumstances. The Company will generally pay the registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is included as Exhibit 10.4 hereto, and is incorporated by reference herein.

Termination of Rights Agreement

On the Effective Date, the Company and Computershare Trust Company, N.A., as rights agent, entered into Amendment No. 2 (the “Rights Amendment”) to the Amended and Restated Section 382 Rights Agreement, dated as of November 11, 2016 and as amended on November 9, 2017 (as amended, the “Rights Agreement”).

The Rights Amendment accelerates the scheduled expiration date of the Rights (as defined in the Rights Agreement) issued pursuant to the Rights Agreement to February 9, 2018. The Rights issued pursuant to the Rights Agreement, which were also cancelled by operation of the Prepackaged Plan as further described in Item 1.02 below, have expired and will no longer be outstanding, and the Rights Agreement has terminated.

In connection with the adoption of the Company’s Section 382 Rights Agreement, dated as of June 29, 2015, the Company filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland, setting forth the rights, powers, and preferences of the Company’s Junior Preferred Stock issuable upon exercise of the Rights. As further described in Item 1.02 below, the cancellation of all Existing Equity Interests (as defined below) includes the cancellation of any Rights issued under the Rights Plan. In addition, as described in Item 5.03 below, on the Effective Date, the Company filed Articles of Amendment with the State Department of Assessments and Taxation of Maryland, which among other things, served to eliminate the Company’s Junior Participating Preferred Stock.

The information set forth under Items 1.02 and 5.03 is incorporated herein by reference.

The foregoing description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Amendment, which is included as Exhibit 4.2 hereto and incorporated herein by reference.

Repo Facilities

On and after the Effective Date, the Company, through certain of its direct and indirect subsidiaries, will continue to receive financing pursuant to the previously entered into (i) Amended and Restated Master Repurchase Agreement, dated as of November 18, 2016 (the “Forward Repo Facility”), by and among Ditech Financial LLC (“Ditech Financial”), as seller, Credit Suisse First Boston Mortgage Capital LLC (“Credit Suisse”), as administrative agent, Credit Suisse AG, Cayman Islands Branch, as buyer, Alpine Securitization LTD, as buyer, and Barclays Bank PLC (“Barclays”), as joining buyer, providing for a maximum committed purchase price of $1,000,000,000 used principally to fund Ditech Financial’s forward mortgage origination business and (ii) Second Amended and Restated Master Repurchase Agreement, dated as of November 30, 2017 (the “Reverse Repo Facility” and, together with the Forward Repo Facility, the “Repo Facilities”), by and among Reverse Mortgage Solutions, Inc. (“RMS”), as seller, RMS REO CS, LLC, as a seller party, RMS REO BRC, LLC, as a seller party, Credit Suisse, as administrative agent, Credit Suisse AG, Cayman Islands Branch, as buyer, Alpine Securitization LTD, as buyer, and Barclays, as buyer, providing for a maximum committed purchase price of $800,000,000 used principally to fund the purchase of home equity conversion mortgage loans from certain Ginnie Mae securitization pools and foreclosed real estate prior to liquidation or FHA claim payment. In addition to the foregoing, the Repo Facilities, the DAAT Facility (as defined below) and the DPAT II Facility (as defined below), are subject, collectively, to a combined maximum outstanding amount of $1,900,000,000.

Upon the Effective Date, and upon the satisfaction of various other conditions precedent (including entry by the Company into guaranties of each of the Repo Facilities, dated as of the Effective Date), certain operative terms of the Repo Facilities were modified as contemplated by the previously disclosed Commitment Letter (including Exhibit A thereto), dated as of November 6, 2017 (the “Commitment Letter”), executed by Credit Suisse, Credit Suisse AG, Cayman Islands Branch and Barclays and addressed to the Company, Ditech Financial and RMS. As more fully described in the Commitment Letter, such modifications include, among other things, (i) reductions to the applicable margins, (ii) increases to the advance rates, (iii) extensions to the maturity dates, and (iv) the reinstatement of various representation, warranties, covenants and events of default which had previously been made inoperative during the pendency of the Chapter 11 Case. Certain of the foregoing modifications, including modifications referenced in the foregoing clauses (i) and (ii), will not take effect until the business day immediately following the Effective Date. Furthermore, certain terms contemplated by the Commitment Letter have since been amended, and are superseded in their entirety by the operative provisions contained in the Repo Facilities themselves.

A. Fannie Mae Servicer Advance Financing Facility

On February 9, 2018, Ditech Agency Advance Trust, a Delaware statutory trust and a wholly-owned subsidiary of the Company (the “DAAT Issuer”), issued variable funding notes (the “DAAT Series 2018-VF1 Notes”) under a new revolving agency servicer advance financing facility (the “DAAT Facility”), entered into by the DAAT Issuer, the Company, Wells Fargo Bank, N.A., (“Wells Fargo”), Ditech Financial, Credit Suisse and Barclays in order to obtain funding for advances made by Ditech Financial in connection with Ditech Financial’s servicing of certain mortgage loans on behalf of Federal National Mortgage Association (“Fannie Mae”).

Primary Documentation

In connection with the foregoing transaction, new arrangements were entered into as contemplated by the following agreements:

•	an indenture, dated as of February 9, 2018, and effective as of February 12, 2018 (the “DAAT Base Indenture”), among the DAAT Issuer, Wells Fargo, as indenture trustee, calculation agent, paying agent and securities intermediary, Ditech Financial, as servicer and administrator, and Credit Suisse, as administrative agent;

•	a series 2018-VF1 indenture supplement to the DAAT Base Indenture, dated as of February 9, 2018, and effective as of February 12, 2018 (the “DAAT Indenture Supplement”), among the parties to the DAAT Base Indenture;

•	a receivables pooling agreement, dated as of February 9, 2018, and effective as of February 12, 2018 (the “DAAT Receivables Pooling Agreement”), between the DAAT Issuer and Ditech Agency Advance Depositor LLC (the “DAAT Depositor”);

•	a receivables sale agreement, dated as of February 9, 2018, and effective as of February 12, 2018 (the “DAAT Receivables Sale Agreement”), among Ditech Financial, the DAAT Depositor and the Company, as limited guarantor; and

•	an acknowledgement agreement with respect to certain servicing advance receivables, dated as of February 9, 2018, and effective as of February 12, 2018 (the “Acknowledgement Agreement”), among Ditech Financial, the DAAT Depositor, the DAAT Issuer, Wells Fargo, Credit Suisse and Fannie Mae.

Description of the Primary Terms of the DAAT Series 2018-VF1 Notes

The maximum amount that may be drawn on the DAAT Series 2018-VF1 Notes is $475 million. Draws under the DAAT Series 2018-VF1 Notes are subject to various conditions, including funding conditions under the DAAT Base Indenture and the DAAT Indenture Supplement. As of closing, all of the DAAT Series 2018-VF1 Notes were held by Credit Suisse and Barclays. As of February 9, 2018, the DAAT Series 2018-VF1 Notes were undrawn. The Company anticipates causing the DAAT Issuer to draw on the DAAT Series 2018-VF1 Notes on February 12, 2018. The initial amounts drawn under the DAAT Series 2018-VF1 Notes will be used, indirectly, to refinance outstanding servicer advance indebtedness of the Company and its subsidiaries.

The DAAT Series 2018-VF1 Notes have an “expected repayment date” of February 11, 2019. Upon the occurrence of the “expected repayment date”, the revolving period for the DAAT Series 2018-VF1 Notes will end and the DAAT Series 2018-VF1 Notes will become due and payable on the next scheduled monthly payment date for the DAAT Series 2018-VF1 Notes.

Interest on the DAAT Series 2018-VF1 Notes is payable monthly in arrears at a rate per annum generally equal to the CS Base Rate (as defined in the DAAT Indenture Supplement) plus 2.25%. Pursuant to the DAAT Base Indenture and DAAT Indenture Supplement, the DAAT Issuer is also required to pay to the holders of the DAAT Series 2018-VF1 Notes (i) a default supplemental fee in an amount equal to 2.00% per annum of the aggregate note balances from and after the occurrence of an event of default and (ii) a supplemental fee in an amount equal to 1.00% per annum of the aggregate note balances from and after the end of the occurrence of the “expected repayment date” for the DAAT Series 2018-VF1 Notes.

The collateral securing the DAAT Series 2018-VF1 Notes will consist primarily of rights to reimbursement for servicer advances and delinquency advances in respect of certain mortgage loans serviced by Ditech Financial on behalf of Fannie Mae. In connection with the DAAT Facility, Ditech

Financial will sell and/or contribute the rights to reimbursement for servicer advances and delinquency advances to the DAAT Depositor pursuant to the DAAT Receivables Sale Agreement. The DAAT Depositor will then sell and/or contribute such rights to reimbursement to the DAAT Issuer pursuant to the DAAT Receivables Pooling Agreement.

Fannie Mae has agreed to waive, to the extent of the DAAT Series 2018-VF1 Notes, its rights of set-off against rights to reimbursement for certain servicer advances and delinquency advances transferred by Ditech Financial to the DAAT Depositor, subject to and pursuant to the terms of the Acknowledgement Agreement.

Each of the DAAT Issuer and the DAAT Depositor is structured as a bankruptcy remote special purpose entity. Each of the DAAT Issuer and the DAAT Depositor is the sole owner of its respective assets. Creditors of each of the DAAT Issuer and the DAAT Depositor (including the holders of the related notes) have no recourse to any assets or revenues of Ditech Financial or the Company other than to the limited extent of Ditech Financial’s or the Company’s obligations with respect to various representations and warranties, covenants and indemnities under the DAAT Facility. These representations and warranties, covenants and indemnities include: (i) various representations and warranties as to the nature of the receivables; (ii) covenants to service and administer the collateral for the DAAT Facility, and perform obligations under Ditech Financial’s servicing agreements with Fannie Mae; and (iii) covenants to make an indemnity payment for breach by Ditech Financial of any representations, warranties or covenants described in the DAAT Base Indenture. Creditors of the Company and Ditech Financial do not have recourse to any assets or revenues of either the DAAT Issuer or the DAAT Depositor.

In addition to the occurrence of the “expected repayment date”, the revolving period for the DAAT Series 2018-VF1 Notes may end and all or a portion of the notes may otherwise become due and payable prior to the expected repayment date upon the occurrence of an event of default and/or a target amortization event.

The documentation for the DAAT Series 2018-VF1 Notes include events of default and facility target amortization events customary for financings of this type, including but not limited to target amortization events related to breaches of representations, covenants and certain tests related to the collection and performance of the receivables securing the DAAT Facility. Upon the occurrence of an event of default, the noteholders have the right to terminate all commitments and accelerate the notes under the DAAT Base Indenture, enforce their rights with respect to the collateral and take certain other actions. The events of default include, among other events, the occurrence of any failure to make payments (subject to certain cure periods and including balances due after the occurrence of a target amortization event), failure of Ditech Financial to satisfy various deposit and remittance obligations as servicer of certain mortgage loans, the DAAT Issuer becoming required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, removal of Ditech Financial’s status as an approved seller or servicer by either Fannie Mae or Freddie Mac, and bankruptcy events.

B. Non-Agency Servicer Advance Financing Facility

On February 9, 2018, and effective February 12, 2018, Ditech DPAT II Advance Trust II, a Delaware statutory trust and a wholly-owned subsidiary of the Company (the “DPAT II Issuer”), issued variable funding notes (the “DPAT II Series 2018-VF1 Notes”) under a new revolving servicer advance financing facility (the “DPAT II Facility”), entered into by the DPAT II Issuer, the Company, Wells Fargo, Ditech Financial, and Credit Suisse in order to obtain funding for advances made by Ditech Financial in connection with Ditech Financial’s servicing of certain private label secured mortgage loans and manufactured homes.

Primary Documentation

In connection with the foregoing transaction, new arrangements were entered into as contemplated by the following agreements:

•	an indenture, dated as of February 9, 2018, and effective as of February 12, 2018 (the “DPAT II Base Indenture”), among the DPAT II Issuer, Wells Fargo, as indenture trustee, calculation agent, paying agent and securities intermediary, Ditech Financial, as servicer and administrator, and Credit Suisse, as administrative agent;

•	a series 2018-VF1 indenture supplement to the DPAT II Base Indenture, dated as of February 9, 2018, and effective as of February 12, 2018 (the “DPAT II Indenture Supplement”), among the parties to the DPAT II Base Indenture;

•	a receivables pooling agreement, dated as of February 9, 2018, and effective as of February 12, 2018 (the “DPAT II Receivables Pooling Agreement”), between the DPAT II Issuer and Ditech DPAT II Advance Depositor LLC (the “DPAT II Depositor”); and

•	a receivables sale agreement, dated as of February 9, 2018, and effective as of February 12, 2018 (the “DPAT II Receivables Sale Agreement”), among Ditech Financial, the DPAT II Depositor and the Company, as limited guarantor.

Description of the Primary Terms of the DPAT II Series 2018-VF1 Notes

The maximum amount that may be drawn on the DPAT II Series 2018-VF1 Notes is $75 million. Draws under the DPAT II Series 2018-VF1 Notes are subject to various conditions, including funding conditions under the DPAT II Base Indenture and the DPAT II Indenture Supplement. As of closing, all of the DPAT II Series 2018-VF1 Notes were held by Credit Suisse and Barclays. As of February 9, 2018, the DPAT II Series 2018-VF1 Notes were undrawn. The Company anticipates causing the DPAT II Issuer to draw on the DPAT II Series 2018-VF1 Notes on February 12, 2018. The initial amounts drawn under the DPAT II Series 2018-VF1 Notes will be used, indirectly, to refinance outstanding servicer advance indebtedness of the Company and its subsidiaries.

The DPAT II Series 2018-VF1 Notes have an “expected repayment date” of February 11, 2019. Upon the occurrence of the “expected repayment date”, the revolving period for the DPAT II Series 2018-VF1 Notes will end and the DPAT II Series 2018-VF1 Notes will become due and payable on the next scheduled monthly payment date for the DPAT II Series 2018-VF1 Notes.

The DPAT II Series 2018-VF1 Notes were issued in five classes: the Class CS-A-VF1, Class B-A-VF1, Class B-B-VF1, Class B-C-VF1 and Class B-D-VF1. Interest on each class of the DPAT II Series 2018-VF1 Notes is payable monthly in arrears at a rate per annum generally equal to the CS Base Rate (as defined in the DPAT II Indenture Supplement) plus 2.25%. Pursuant to the DPAT II Base Indenture and DPAT II Indenture Supplement, the DPAT II Issuer is also required to pay to the holders of the DPAT II Series 2018-VF1 Notes (i) a default supplemental fee in an amount equal to 2.00% per annum of the aggregate note balances from and after the occurrence of an event of default and (ii) a supplemental fee in an amount equal to 1.00% per annum of the aggregate note balances from and after the end of the occurrence of the “expected repayment date” for the DPAT II Series 2018-VF1 Notes.

The collateral securing the DPAT II Series 2018-VF1 Notes will consist primarily of rights to reimbursement for servicer advances and delinquency advances in respect of certain non-GSE mortgage loans serviced by Ditech Financial. In connection with the DPAT II Facility, Ditech Financial will sell and/or contribute the rights to reimbursement for servicer advances and delinquency advances to the DPAT II Depositor pursuant to the DPAT II Receivables Sale Agreement. The DPAT II Depositor will then sell and/or contribute such rights to reimbursement to the DPAT II Issuer pursuant to the DPAT II Receivables Pooling Agreement.

Each of the DPAT II Issuer and the DPAT II Depositor is structured as a bankruptcy remote special purpose entity. Each of the DPAT II Issuer and the DPAT II Depositor is the sole owner of its respective assets. Creditors of each of the DPAT II Issuer and the DPAT II Depositor (including the holders of the related notes) have no recourse to any assets or revenues of Ditech Financial or the Company other than to the limited extent of Ditech Financial’s or the Company’s obligations with respect to various representations and warranties, covenants and indemnities under the DPAT II Facility. These representations and warranties, covenants and indemnities include: (i) various representations and warranties as to the nature of the receivables; (ii) covenants to service and administer the collateral for the DPAT II Facility; and (iii) covenants to make an indemnity payment for breach by Ditech Financial of any representations, warranties or covenants described in the DPAT II Base Indenture. Creditors of the Company and Ditech Financial do not have recourse to any assets or revenues of either the DPAT II Issuer or the DPAT II Depositor.

In addition to the occurrence of the “expected repayment date”, the revolving period for the DPAT II Series 2018-VF1 Notes may end and all or a portion of the notes may otherwise become due and payable prior to the expected repayment date upon the occurrence of an event of default and/or a target amortization event.

The documentation for the DPAT II Series 2018-VF1 Notes include events of default and facility target amortization events customary for financings of this type, including but not limited to target amortization events related to breaches of representations, covenants and certain tests related to the collection and performance of the receivables securing the DPAT II Facility. Upon the occurrence of an event of default, the noteholders have the right to terminate all commitments and accelerate the notes under the DPAT II Base Indenture, enforce their rights with respect to the collateral and take certain other actions. The events of default include, among other events, the occurrence of any failure to make payments (subject to certain cure periods and including balances due after the occurrence of a target amortization event), failure of Ditech Financial to satisfy various deposit and remittance obligations as servicer of certain mortgage loans, the DPAT II Issuer becoming required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, and bankruptcy events.

Item 1.02.	Termination of a Material Definitive Agreement.

Equity Interests

On the Effective Date, by operation of the Prepackaged Plan, all agreements, instruments, and other documents evidencing, relating to or connected with any equity interests of the Company, including the outstanding shares of existing common stock, issued and outstanding immediately prior to the Effective Date (“Existing Equity Interests”), and any rights of any holder in respect thereof, were deemed cancelled, discharged and of no force or effect.

The cancellation of Existing Equity Interest includes the cancellation of any Rights issuable under the Rights Plan, as described in Item 1.01 above. The information set forth under Item 1.01 is incorporated herein by reference.

Debt Securities and Loans

On the Effective Date, by operation of the Prepackaged Plan, all outstanding obligations under the following notes issued by the Company and guarantees thereof prior to the Effective Date and the indentures governing such obligations were cancelled, except to the limited extent expressly set forth in the Prepackaged Plan:

•	4.50% Convertible Senior Subordinated Notes due 2019 (the “Convertible Notes”), issued pursuant to the certain Indenture dated as of January 13, 2012, among the Company, as issuer and Wells Fargo Bank, National Association, as trustee (as subsequently amended by the First Supplemental Indenture dated as of October 23, 2012); and

•	7.875% Senior Notes due 2021 (the “Senior Notes”) issued pursuant to the certain Indenture dated as of December 17, 2013, among the Company, as issuer, the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 3.02.	Unregistered Sale of Equity Securities.

On the Effective Date, pursuant to the terms of the Prepackaged Plan and the Confirmation Order:

•	The Senior Notes were exchanged at a rate of 464.11293167 New Second Lien Notes and 0.18564517 shares of Mandatorily Convertible Preferred Stock per $1,000 principal amount of Senior Notes.

•	The Convertible Notes were exchanged at a rate of 8.76919841 shares of New Common Stock, 14.94011581 Series A Warrants and 11.85465711 Series B Warrants per $1,000 principal amount of Convertible Notes.

•	The existing shares of common stock were exchanged at a rate of 0.05689208 shares of New Common Stock, 0.09692659 Series A Warrants and 0.07690920 Series B Warrants per share of existing common stock.

Accordingly, the Company issued:

•	To the holders of Existing Equity Interests, an aggregate of 2,126,250 shares of Common Stock and 3,622,500 Series A Warrants and 2,874,375 Series B Warrants;

•	To the holders of Senior Notes Claims (as defined in the Prepackaged Plan), $250 million aggregate principal amount of the Company’s New Second Lien Notes and $100 million aggregate initial liquidation preference of Mandatorily Convertible Preferred Stock;

•	To the holders of Convertible Notes Claims (as defined in the Prepackaged Plan), an aggregate of 2,126,250 shares of Common Stock and 3,622,500 Series A Warrants and 2,874,375 Series B Warrants

In addition, the Company has authorized and reserved for future issuance:

•	425,250 shares of Common Stock for issuance under a Management Incentive Plan (as defined in the Prepackaged Plan);

•	7,245,000 shares of Common Stock upon the exercise of the Series A Warrants;

•	5,748,750 shares of Common Stock upon the exercise of the Series B Warrants; and

•	11,497,500 shares of Common Stock upon conversion of the Mandatorily Convertible Preferred Stock.

The terms of the Series A Warrants and the Series B Warrants are described in Item 1.01, which is incorporated herein by reference. The terms of the Mandatorily Convertible Preferred Stock are described in Item 5.03, which is incorporated herein by reference.

Item 3.03.	Material Modification to the Rights of Securities Holders.

As provided in the Prepackaged Plan, all notes, stock, agreements, instruments, certificates, and other documents evidencing any claim against or interest against the Company were cancelled on the Effective Date, and the obligations of the Company thereunder or in any way related thereto were fully released. The securities cancelled upon the Effective Date include all of Existing Equity Interests, Senior Notes, and Convertible Notes. For further information, see Items 1.01, 1.02, 3.02, and 5.03 of this Current Report on Form 8-K, which are incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

As of the Effective Date, the Board of Directors of the Company (the “Board”) consists of nine directors. Pursuant to the Prepackaged Plan, George M. Awad, Daniel G. Beltzman, and Neal P. Goldman are continuing their service as directors of the Company, together with the following new directors: David S. Ascher, Seth L. Bartlett, John R. Brecker, Thomas F. Marano, Thomas G. Miglis and Samuel T. Ramsey. Messrs. Brecker and Ramsey replace certain individuals that were previously expected to serve on the Board. The following directors are deemed to have resigned from the Board of Directors immediately prior to the Effective Date and in connection with the Company’s emergence from the Chapter 11 Case and pursuant to the Prepackaged Plan: Michael M. Bhaskaran, Alvaro G. de Molina, William J. Meurer, Vadim Perelman, and Anthony N. Renzi.

The directors were assigned to the following classes: Class I – Messrs. Marano, Miglis and Ramsey; Class II – Messrs. Ascher, Brecker and Bartlett; and Class III – Messrs. Awad, Beltzman and Goldman.

Certain biographical information regarding the directors follows:

George M. Awad: age 57, has served as a director of the Company since June 2016, and served as Chairman of the Board from June 2016 until February 2018. Mr. Awad also served as Interim Chief Executive Officer and President of the Company from June 2016 through September 2016. Mr. Awad is the founder and principal of Gibraltar Capital Corporation, a wealth management and advisory firm providing investment and business advice to wealthy, internationally-based families. Mr. Awad has extensive operating experience in running large, global businesses across the full suite of consumer financial services products, including senior leadership roles with GE Capital (1988-2006) and Citigroup, Inc. (2006-2011), with work experience in over 50 countries. Most recently, Mr. Awad served as CEO, Consumer Finance for Citigroup, with prior positions as CEO, North America Cards and CEO, Global Consumer Group EMEA. At GE Capital, Mr. Awad held the position of Senior Vice President Sales & Marketing for GE Money from 2000 through 2006, and was promoted to GE Officer in 2004. He has served as a director of TransUnion since November 2013, and as a member of its Audit and Compliance Committee since 2013. Mr. Awad received his MBA in Finance from the University of Pittsburgh in Pennsylvania and holds a B.S. in Civil Engineering from the American University of Beirut.

Daniel G. Beltzman: age 42, has served as a director of the Company since December 2015, and previously served as Chairman of the Board from February 2016 through June 2016. Mr. Beltzman co-founded Birch Run Capital Advisors, LP, an investment advisor headquartered in New York and has served as its Manager and General Partner since 2006. Birch Run focuses on value-based opportunities in public or private equity or debt securities and looks to stand behind management teams and boards in their efforts to build successful and sustainable businesses. Prior to managing investments, Mr. Beltzman was an analyst at Deutsche Bank Securities, Inc. and an associate at Bank of America Securities, LLC focusing on equity research and mergers and acquisitions. Thereafter, he founded Build Europe Technologies, an entrepreneurial venture that provided services to help European homebuilders more efficiently manage their supply chains. Before founding Birch Run, Mr. Beltzman worked with a boutique investment firm specializing in joint venture equity and mezzanine debt for real estate ventures. Mr. Beltzman has served as a director on the board of Regis Corporation, a hair salon chain, since August 2012. Mr. Beltzman holds a B.B.A and M.Acc. from the University of Michigan.

Neal P. Goldman: age 48, has served as a director of the Company since January 2017. Mr. Goldman is currently the Managing Member of SAGE Capital Investments, LLC, a consulting firm specializing in independent board of director services, turnaround consulting, strategic planning, and special situation investments. Previously, Mr. Goldman was a Managing Director at Och Ziff Capital Management, L.P. from 2014 to 2016 and a Founding Partner of Brigade Capital Management, LLC from 2007 to 2012, which he helped build to over $12 billion in assets under management. Prior to this, Mr. Goldman was a Portfolio Manager at Mackay Shields, LLC and also held various positions at Salomon Brothers Inc., both as a mergers and acquisitions banker and as an investor in the high yield trading group. Throughout his career, Mr. Goldman has held numerous board representations including roles as an independent member of the boards of Lightsquared, Inc., Pimco Income Strategy Fund I & II, and Catalyst Paper Corporation as well as a member of the boards of Jacuzzi Brands and NII Holdings, Inc. Since October 2016, Mr. Goldman has served on the board of directors of Midstates Petroleum Company, Inc., an independent exploration and production company. Mr. Goldman received a B.A. from the University of Michigan and a M.B.A. from the University of Illinois.

David S. Ascher: age 40, since 2009, Mr. Ascher has been the Managing Partner and Founder of Transom Consulting Group, a management consulting firm that provides services to banks, lenders, insurance companies, payment providers and principal investors. Since 2016, Mr. Ascher has been the Managing Partner of Transom M&A Services, providing M&A advisory services to leaders in financial services. From 2007 until 2009. Mr. Ascher co-founded and acted as Managing Director for Transom Capital Group, a middle market private equity firm. Prior to his involvement with Transom Capital Group, Mr. Ascher was a senior consultant for McKinsey & Company from 2000 to 2002 and 2005 to 2007, providing strategic and operational services to top management at Fortune 500 companies. Mr. Ascher holds a bachelor’s degree from Princeton University and a Juris Doctor degree from Harvard Law School. Mr. Ascher has almost 20 years of experience working as an advisor in strategic transformation, operational enhancement and execution of marketing, sales and distribution growth initiatives. Mr. Ascher’s extensive experience is beneficial in guiding the Company’s strategic direction.

Seth L. Bartlett: age 45, is Senior Vice President at Publicis.Sapient, Global Head of Risk overseeing brands that make up over $2 billion in Publicis.Sapient’s revenue. From 1995 until 2017, Mr. Bartlett served in numerous senior leadership positions in Sapient Corporation, including Global Brand Chief Operating Officer, Head of Procurement, Chief Operating Officer in North America and Europe, Head of Operations in North America, Vice President of Client Services, and Director of Program Management. During Mr. Bartlett’s time as Global Chief Operating Officer at SapientNitro from 2009-2014, the company grew to over $1 billion in revenue. Mr. Bartlett holds a bachelor’s degree from Franklin & Marshall College. Mr. Bartlett has over 20 years of experience holding numerous profit and loss management and operational leadership positions in nearly all company functions, navigating businesses through strategic growth and working directly with many clients. Mr. Bartlett also has particular expertise negotiating large complex multi-party deals, often as lead negotiator.

John R. Brecker: age 54, since 2013, has served as the Chief Executive Officer of Drivetrain Advisors, LLC, where he founded a multi-disciplinary fiduciary services business serving the distressed investing industry with an investor’s perspective. From 1998 to 2012, Mr. Brecker served as Principal and Co-founder of Longacre Fund Management, LLC specializing in distressed debt and credit investing. Prior to Mr. Brecker’s involvement with Longacre Fund Management, LLC, he spent approximately seven years in various positions as a trader, including serving as Vice President of Bear, Sterns & Company, Inc.’s High Yield Department, and as an attorney with Angel & Frankel and Pryor Cashman, et al. In addition to serving as a director of the Company, Mr. Brecker is a director of and audit committee member on several private company boards of directors. Mr. Brecker holds a bachelor’s degree in political science from American University and a Juris Doctor degree from St. John’s University School of Law. Mr. Brecker has extensive director and management experience in a family of hedge funds, specializing in distressed debt and equities. Mr. Brecker’s expertise extends to investing and operations in domestic and international industries, including bankruptcy and restructuring expertise in stressed and distressed companies.

Thomas F. Marano: age 56, from 2014 until 2017, Mr. Marano served as Chief Executive Officer of Intrawest Resorts Holdings, Inc. strategically leading the company to grow until its acquisition in 2017. Prior to Intrawest Resorts, Mr. Marano was the Managing Member of OldePike Associates LLC, a mortgage consulting business from 2013 to 2014. From 2009 until 2013, Mr. Marano served in numerous capacities for GMAC, Inc./Ally Financial, Inc., focusing on mortgage lending. His involvement in GMAC, Inc./Ally Financial, Inc. includes serving as Chief Executive Officer of Mortgage Operations, Chief Capital Markets Officer, and Chief Executive Officer and Chairman of GMAC ResCap, Inc. From 2008 until 2009, Mr. Marano served as a Managing Director at Cerberus Capital Management, LLC where he consolidated commercial and residential mortgage trading operations and helped establish a mortgage fund. Until 2008, Mr. Marano worked at Bear Stearns & Co. Inc. for 25 years as a trader and as the U.S. and Global Head of Mortgage-Backed and Asset-Backed Securities. Mr. Marano holds a bachelor’s degree from Columbia College. Mr. Marano has over 30 years of experience in mortgage banking and securities. With his knowledge of the mortgage industry and his extensive experience serving in senior leadership positions, he is able to contribute valuable insights to the Board of Directors.

Thomas G. Miglis: age 63, Mr. Miglis served as the Chief Information Officer of Citadel, LLC, an alternative asset manager and market maker in securities from 2001 to 2014 and again from January 2016 to September 2016. From 1999 to 2001, Mr. Miglis was the Founder and Chief Executive Officer of a consulting business, Avito LLC and a technology company MetaLogic Solutions, Inc. From 1998 to 1999, Mr. Miglis served as the Global Applications Development Head for Bankers Trust Company, managing over a thousand professionals globally. From 1982 to 1998, Mr. Miglis served in numerous senior positions at Salomon Brothers Inc. including, Chief Information Officer, Mortgage Trader, and Head of Mortgage Accounting. Prior to his experience at Salomon Brothers Inc., Mr. Miglis was an auditor and a certified public accountant at Coopers & Lybrand from 1978 to 1982. Mr. Miglis holds a bachelor’s degree in Accounting from Baruch College. Mr. Miglis has extensive experience leading major financial organizations in the design, development and deployment of innovative technological solutions. He also has significant experience in the design of mortgage loan origination systems; mortgage securitization and administration of mortgage securities.

Samuel T. Ramsey: age 58, from 2011 to 2014, Mr. Ramsey served as the Chief Risk Officer for Chase, the consumer and small business organization within J.P. Morgan Chase & Co. From 2007 to 2010, Mr. Ramsey served as the Chief Risk Officer for Ally Financial Inc., previously known as

GMAC Inc., an automotive financing, corporate and home loan company. In this role, he was responsible for leading the Risk, Treasury, Compliance, Debt & Equity Issuance, Audit, Loan Review, and Strategic Analytics organizations. Prior thereto, Mr. Ramsey had a 25-year career at Bank of America Corporation where he held a number of senior positions, including Chief Financial Officer of its Global Corporate and Investment bank and Fulfillment and Market Risk Executive of its Mortgage operation. In the latter position, he was responsible for national loan processing centers mortgage and home equity products, GSE relationships, secondary marketing and mortgage servicing rights risk management. Mr. Ramsey holds a bachelor’s degree in economics from the College of William and Mary.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Effective Date, pursuant to the terms of the Prepackaged Plan, the Company filed its Articles of Amendment and Restatement, including the Articles Supplementary for Mandatory Convertible Preferred Stock attached as Exhibit A thereto, (the “Articles”) with the State Department of Assessments and Taxation of Maryland. Pursuant to the terms of the Prepackaged Plan, the Company also adopted Bylaws, as amended and restated as of the Effective Date (“Bylaws”).

Stock. The Articles authorize the Company to issue: 100,000,000 shares of stock, consisting of 90,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, including 100,000 shares of Mandatorily Convertible Preferred Stock, having the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption set forth in Exhibit A to the Articles. The aggregate par value of all authorized shares of stock having par value is $1,000,000. The Articles authorize the Board, subject to the terms of the Mandatorily Convertible Preferred Stock, to (i) amend the Articles from time to time without stockholder approval to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class of series and (ii) classify or reclassify any unissued shares of stock into other classes or series of stock. Without the consent of the holders of 66 2/3 % of the Mandatorily Convertible Preferred Stock then outstanding, the Company may not issue any new stock, reclassify any existing stock into other stock or issue any securities convertible into stock ranking senior to or on parity with the Mandatorily Convertible Preferred Stock with respect to the payment of dividends or the distribution of assets upon the sale, liquidation, winding up or dissolution of the Company.

The Mandatorily Convertible Preferred Stock, as a class in its entirety, shall be mandatorily convertible at the earliest of (i) February 9, 2023, (ii) at any time following one year after the Effective Date, the time that the volume weighted average pricing of the Common Stock exceeds 150% of the conversion price per share for at least 45 trading days in a 60 consecutive trading day period, including each of the last 20 days in such 60 consecutive trading day period, and (iii) a change of control transaction in which the consideration paid or payable per share of Common Stock is greater than or equal to $8.6975.

The Mandatorily Convertible Preferred Stock is convertible into a certain number of shares of Common Stock (i) at the election of the holder thereof after the Effective Date and (ii) as a class in its entirety, in whole but not in part, at any time after the Effective Date, at the option of the holders of 66 2/3% of the Mandatorily Convertible Preferred Stock then outstanding.

In the event of a voluntary or involuntary liquidation, winding-up or dissolution, each holder of Mandatorily Convertible Preferred Stock will be entitled to receive the greater of (i) a liquidation preference per share of Mandatorily Convertible Preferred Stock, prior to any distribution with respect to any other equity security of the Company, equal to the Liquidation Preference, and (ii) the amount payable per share, participating on an “as converted” basis, upon liquidation to the holders of the Common Stock. The “Liquidation Preference” shall equal (i) the face amount of the Mandatorily Convertible Preferred Stock, increased by (ii) the amount of interest that would have accumulated on the face amount of the Mandatorily Convertible Preferred Stock up to (but excluding) the date of any liquidation, winding-up or dissolution, compounding quarterly at a rate of seven percent (7%) per annum. Thereafter, holders of Preferred Stock will have no right or claim to the remaining assets, if any, of the Company.

Dividends. Subject to the preferential rights of any other class or series of stock, holders of Common Stock are entitled to receive dividends when authorized by the Board and declared by the Company out of assets legally available for the payment of dividends. If the Company declares or pays dividends on the Common Stock, the holders of the Mandatorily Convertible Preferred Stock will be entitled to share in such dividends on a pro rata basis as if their shares of Mandatorily Convertible Preferred Stock had been converted into shares of Common Stock immediately prior to the record date for determining stockholders eligible to receive such dividends.

Preemptive and Appraisal Rights. Except as may otherwise be provided in any contract approved by the Board, holders of Common Stock have no preemptive right to purchase or subscribe for any additional shares of stock or any other security that the Company may issue or sell. Subject to certain exceptions and compliance with certain procedures, if the Company proposes to issue additional shares of Common Stock or other securities convertible into Common Stock in an offering intended to be a “private placement,” each holder of Mandatorily Convertible Preferred Stock that is an “accredited investor,” “qualified institutional buyer” or non-U.S. person will have a preemptive right to purchase its pro rata share of such additional shares determined by multiplying the total number of additional shares to be issued by a fraction, the numerator of which is the number of shares of Mandatorily Convertible Preferred Stock then owned by such holder and the denominator of which is the number of shares of Mandatorily Convertible Preferred Stock then outstanding. Stockholders will not be entitled to exercise appraisal rights unless the Board determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Voting. Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, subject to the terms of the Articles as described below under “Board of Directors.” A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director. Except as otherwise required by law and subject to the Articles, each holder of Mandatorily Convertible Preferred Stock is entitled to vote with the holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the holders of Common Stock for their action or consideration. In any such vote, each share of Mandatorily Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such share of Mandatorily Convertible Preferred Stock is then convertible.

Written Consent of Stockholders. The Articles provide that any action required or permitted to be taken at any meeting of holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the Maryland General Corporation Law (the “MGCL”) and set forth in the Bylaws. The Bylaws provide that, subject to the rights of holders of any preferred stock, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (i) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (ii) if the action is advised, and submitted to the stockholders for approval, by the Board and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders at which all stockholders entitled to vote on the action are present and have voted is delivered to the Company in accordance with the MGCL. Under the MGCL, the holders of Mandatorily Convertible Preferred Stock may take action or consent to any action by delivering a consent in writing or by electronic transmission of the holders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting.

Vote Required for Certain Actions. Except as described in the next sentence or as may be set forth in the terms of one or more classes or series of preferred stock, the Articles provide that, notwithstanding any provision of law requiring the dissolution of the Company, an amendment of the Articles, the merger or consolidation of the Company with or into another entity, the conversion of the Company into another entity, the sale of all or substantially all of the Company’s assets or a statutory share exchange to be approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action will be effective if declared advisable by the Board and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Notwithstanding the foregoing, (i) certain amendments of the Articles that would adversely affect the rights, preferences or privileges of the Mandatorily Convertible Preferred Stock or that would increase or decrease the total number of authorized or issued shares of Mandatorily Convertible Preferred Stock or any other class or series of stock ranking senior to or on parity with the Mandatorily Convertible Preferred Stock will also require the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of Mandatorily Convertible Preferred Stock and certain amendments of the Articles that would adversely affect the rights, preferences or privileges of the Common Stock will also require the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of Common Stock and (ii) any amendment of the Articles relating to the removal of directors, the indemnification of directors and officers or the vote required to amend such provisions will require the approval of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

During the period commencing on the Effective Date and terminating 18 months after the Effective Date, the Company may not, without the approval of at least seven of the nine members of the Board then in office, (i) sell all or substantially all of its assets, (ii) enter into any transaction pursuant to which a change of control would occur, (iii) increase or decrease the size of the Board or (iv) amend, alter or repeal the provisions of the Articles relating to the classification of the Board, the nomination of directors, the filling of vacancies on the Board, the removal of directors or the vote required by the Board for such actions.

Amendment of the Bylaws. The Board has the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws, provided that until the second anniversary of the Effective Date, the approval of seven of the nine members of the Board then in office will be required to amend, alter or repeal the provisions of the Bylaws relating to (i) the quorum for the transaction of business at Board meetings and (ii) the filling of vacancies on the Board.

Special Meetings of Stockholders. The Chairman of the Board, the President or Chief Executive Officer of the Company or the Board may call a special meeting of stockholders. Subject to the procedural requirements specified in the Bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by the Secretary of the Company upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by the Bylaws.

Advance Notice of Director Nominations and New Business. The Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Board and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Company’s notice of the meeting, (ii) by or at the direction of the Board or (iii) by a stockholder who is a stockholder of record at the record date set by the Board for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the advance notice required by the Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board at a special meeting may be made only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with the Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the Board for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the advance notice required by the Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

Record Date. The record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders will be no more than 90 and no less than ten days before such meeting.

Board of Directors. The Articles provide that the number of directors will be nine, which number may be increased or decreased only by the Board pursuant to the Bylaws or in accordance with the terms of one or more classes of preferred stock but may never be less than the minimum number required by the MGCL. The Bylaws provide that, subject to the Articles, the Board may establish, increase or decrease the number of directors provided that the number is never less than the minimum number required by the MGCL.

Pursuant to the Articles, the Board is divided into three classes of directors. The initial term of the first class will expire at the next succeeding annual meeting of stockholders occurring after the Effective Date, the initial term of the second class will expire at the second succeeding annual meeting of stockholders occurring after the Effective Date and the initial term of the third class will expire at the third succeeding annual meeting of stockholders occurring after the Effective Date. At each annual meeting of stockholders, the successors to the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. During the period commencing on the Effective Date and terminating on the second anniversary of the Effective Date, for so long as any Mandatorily Convertible Preferred Stock is outstanding, (i) the holders of Mandatorily Convertible Preferred Stock, voting separately as a class (with the holders of Common Stock having no right to vote thereon), will be entitled to elect six directors (the “Preferred Stock Directors”) who will serve as Class I and Class II directors and (ii) the holders of Common Stock, voting separately as a class (with the holders of Mandatorily Convertible Preferred Stock having no right to vote thereon) will be entitled to elect three directors (the “Common Stock Directors”) who will serve as Class III directors. After the earlier of the conclusion of such period or the date on which no Mandatorily Convertible Preferred Stock remains outstanding, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, all directors will be elected by holders of Common Stock and any other class or series of stock (including the Mandatorily Convertible Preferred

Stock) entitled to vote together with the holders of Common Stock in the election of directors. In addition, during such period, (i) Preferred Stock Directors will be nominated only by the Preferred Stock Directors then in office and (ii) Common Stock Directors will be nominated only by the Common Stock Directors then in office or the holders of Common Stock in accordance with the Bylaws. After such period, all directors will be nominated by the Board or the stockholders in accordance with the Bylaws.

Except as may be provided by the Board in setting the terms of any class or series of stock, any vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which such vacancy occurred and until a successor is elected and qualifies. Notwithstanding the foregoing, during the period commencing on the Effective Date and terminating on the second anniversary of the Effective Date, vacancies among the Preferred Stock Directors will be filled by the remaining Preferred Stock Directors, with the Common Stock Directors having no right to vote thereon, and vacancies among the Common Stock Directors will be filled by the remaining Common Stock Directors, with the Preferred Stock Directors having no right to vote thereon, unless a Preferred Stock Director vacancy or Common Stock Director vacancy is not filled by the remaining Preferred Stock Directors or Common Stock Directors, as applicable, within 45 days, in which case such vacancy will be filled by the affirmative vote of a majority of the remaining directors.

Subject to the rights of holders of shares of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors; provided, however, that during the period commencing on the Effective Date and terminating on the second anniversary of the Effective Date, only holders of Mandatorily Convertible Preferred Stock may vote on the removal of Preferred Stock Directors and only holders of Common Stock may vote on the removal of Common Stock Directors.

Limitation of Liability and Indemnification of Directors and Officers. The Articles contain a provision eliminating directors’ and officers’ liability to the Company and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

To the maximum extent permitted by Maryland law in effect from time to time, the Articles and Bylaws require the Company to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director or officer and, at the Company’s request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Corporate Opportunities. The Articles provide that the Company may, by resolution of the Board, renounce any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Company or developed by or presented to one or more directors or officers of the Company.

Restrictions on Transfer. The Articles contain certain restrictions on the transfer (including acquisitions and dispositions) of stock, intended to assist in the preservation of the Company’s ability to utilize its current and future tax losses, and thereby to reduce its tax liability in post-restructuring periods.

Under Section 382 of the Internal Revenue Code of 1986, as amended, changes in ownership of the Company that exceed specified levels can result in the imposition of limits on use, or (as in the case of the Company) elimination of, certain current or projected tax losses. The restrictions contained in the Articles will be interpreted and applied in a manner consistent with and in furtherance of this objective to preserve the value of Company tax attributes.

The restriction contained in the Articles prohibits certain transfers (or dispositions) of Company equity— including Common Stock and Mandatorily Convertible Preferred Stock, and also possibly including the Warrants and other forms of options or equity derivatives—if such transfer may affect the percentage of stock that is treated as owned by a person with a percentage stock ownership of 4.75% or more of any class of Company stock. The restrictions are subject to certain exceptions and do not apply to transfers (or dispositions) authorized by the Board. Any transfer, whether direct or indirect, attempted in violation of the restriction would be void as of the date of the prohibited transfer.

The foregoing description of the Articles, including the description of the restrictions on certain transfers contained in Section 6.8 of the Articles and the terms of the Mandatorily Convertible Preferred Stock attached thereto as Exhibit A, and the foregoing description of the Bylaws are not complete and are qualified by reference to the complete documents, which are included as Exhibits 3.1 and 3.2 hereto and are incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

On the Effective Date, the Company issued a press release announcing its emergence from the Chapter 11 Case. A copy of the press release is being furnished as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information furnished pursuant to Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the liabilities of that section and is not deemed incorporated by reference in any of the Company’s filing under the Securities Act of 1933, as amended (the “Securities Act”), unless specifically identified therein as being incorporated therein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

See Exhibit Index

EXHIBIT INDEX

Exhibit No.	Description

2.1	Findings of Fact, Conclusions of Law and Order Confirming the Amended Prepackaged Chapter 11 Plan of Walter Investment Management Corp. and the Affiliate Co-Plan Proponents, dated January 18, 2018, including a copy of the Amended Prepackaged Chapter 11 Plan (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on January 19, 2018).

3.1	Articles of Amendment and Restatement, including the Articles Supplementary for the Mandatorily Convertible Preferred Stock attached thereto as Exhibit A, dated as of February 9, 2018.

3.2	Bylaws, dated as of February 9, 2018.

4.1	Indenture for 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024, among Ditech Holding Corporation (f/k/a Walter Investment Management Corp.), each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee and collateral agent, dated as of February 9, 2018.

4.2	Amendment No. 2, dated as of February 9, 2018, to the Amended and Restated Section 382 Rights Agreement, dated as of November 11, 2016 and as amended November 9, 2017, between Walter Investment Management Corp. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form 8-A12B, dated as of February 9, 2018).

10.1	Second Amended and Restated Credit Agreement, by and among the Ditech Holding Corporation (f/k/a Walter Investment Management Corp.), Credit Suisse AG, as administrative agent and collateral agent, and the lenders identified therein, dated as of February 9, 2018.

10.2	Series A Warrant Agreement between Ditech Holding Corporation (f/k/a Walter Investment Management Corp.), as issuer, and Computershare Inc. and Computershare Trust Company, N.A., as warrant agent, dated as of February 9, 2018.

10.3	Series B Warrant Agreement between Ditech Holding Corporation (f/k/a Walter Investment Management Corp.), as issuer, and Computershare Inc. and Computershare Trust Company, N.A., as warrant agent, dated as of February 9, 2018.

10.4	Registration Rights Agreement, among Ditech Holding Corporation (f/k/a Walter Investment Management Corp.) and the holders party thereto, dated as of February 9, 2018.

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ditech Holding Corporation

Date: February 9, 2018
	By:	/s/ John J. Haas
John J. Haas, General Counsel, Chief Legal Officer and Secretary